Exhibit 99.1
FOR IMMEDIATE RELEASE
ENERGY TRANSFER PARTNERS ANNOUNCES MANAGEMENT CHANGES
DALLAS, June 16, 2008 — Dallas-based Energy Transfer Partners, L.P. (NYSE:ETP) today named Marshall “Mackie” S. McCrea, III as President and Chief Operating Officer, effective immediately. Mr. McCrea, 48, brings more than 20 years of industry experience to the position. He joined Energy Transfer in 1997 and has held a number of management positions with the Partnership, most recently as Energy Transfer’s President of Midstream Operations, a capacity in which he will continue to serve.
“I am very excited that Mackie has been placed in this key position,” said Kelcy Warren, Energy Transfer Chairman and Chief Executive Officer. “Mackie has been a trusted friend and business associate of mine for more than 20 years. No one has had more of an impact on the success of our business than Mackie. He has played a major role in developing our highly successful expansion projects over the last several years and we have tremendous confidence in his abilities to continue to execute our growth strategy.”
Energy Transfer also announced today that Brian J. Jennings is stepping down as the Partnership’s Chief Financial Officer to allow him to pursue other business opportunities, including other senior management opportunities at ETP. “We greatly appreciate the significant contributions Brian has made to the Partnership and look forward to his continuing contribution to the success of our business. Under his financial leadership, we are well positioned to successfully execute our long-term growth initiatives,” added Mr. Warren.
To replace Mr. Jennings, Energy Transfer has promoted Martin Salinas to Chief Financial Officer. Mr. Salinas, 36, has been with ETP since 2004, most recently as Energy Transfer’s Controller and Treasurer. Prior to joining Energy Transfer, Mr. Salinas was a Senior Audit Manager with KPMG in San Antonio, Texas, where he worked with clients in the energy industry.
- more -

Energy Transfer/Page 2
“We are very pleased to promote Martin to this position,” stated Mr. Warren. “As our controller and treasurer, Martin has been a key component of our financial reporting process and has been involved in all of our financing transactions. He also has in-depth knowledge of our business and is well-respected by our senior management team.”
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets and three natural gas storage facilities located in Texas. These assets include approximately 14,000 miles of intrastate pipeline in service, with approximately 500 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partners units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.
The information contained in this press release is available on our website at www.energytransfer.com.
Forward-Looking Statements
This press release may contain forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of the Partnership, and a variety of risks that could cause results to differ materially from those expected by management of the Partnership. The Partnership undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contacts:
Investor Relations:
Renee Lorenz
Energy Transfer
214-981-0700 (office)
Media Relations:
Vicki Granado
Gittins & Granado
214.504.2260 (office)
214.498.9272 (cell)
# # #